ANDERSEN ANDERSEN [and] STRONG, L.C.
Certified Public and Business Consultants
Member SEC Practice Section of AICPA

941 East 3300 South, Suite 202
Salt Lake City, Utah 84106

Telephone 801 486-0096
      Fax 801 486-0098

          REPORT ON AUDIT BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Mammoth Mining Company

We hereby consent to the inclusion of our November 5th 2001 audit of Mammoth Mining Company in your Form 10K-SB submission to the SEC.

We conducted our audit in accordance with standards established by the American Institute of Certified Public Accountants.

Based on our audit, we are not aware of any material modifications that should be made to the accompanying finanacial statements for them to be in conformity with generally accepted acounting principles.

                     /s/Andersen Andersen and Strong
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                                ANDERSEN ANDERSEN AND STRONG

Salt Lake City
February 15, 2002